Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
TPG INC.

TPG Inc., a Delaware corporation (the “Corporation”), certifies as follows:

First:        Article VII, Section 7.1 of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows: “7.1 Limited Liability of Directors and Officers. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. All references in this Section 7.1 to “officer” shall have the meaning ascribed to such term in Section 102(b)(7) of the DGCL.”

Second:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

TPG Inc.

/s/ Bradford Berenson
Bradford Berenson
General Counsel and Secretary

Date: June 5, 2024

[Certificate of Amendment of TPG Inc.]